Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-3 No. 333-219890 of our report dated March 8, 2017, relating to the consolidated financial statements of Adverum Biotechnologies, Inc. and its subsidiaries appearing in the Annual Report on Form 10-K of Adverum Biotechnologies, Inc. for the year ended December 31, 2016.

/s/ Deloitte & Touche LLP

San Jose, CA

August 17, 2017